EXHIBIT 10.4

English Translation

Form of

Agreement regarding

the Alexion Pharmaceuticals, Inc.

2004 Incentive Plan for Restricted Stock

(For French Recipients)

AGREEMENT (this “Agreement”), made as of this                                          (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                                  (the “Participant”).

WITNESSETH:

A.	The Stockholders of Alexion Pharmaceuticals, Inc. (hereinafter referred to as the “Company”) resolved, on December 10, 2004, on the approval of the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan (hereinafter referred to as the “2004 Plan”). According to the 2004 Plan, the Board of Directors of the Company is authorized to grant Restricted Stock (as defined below) to the employees and members of the management of the Company and of its subsidiaries.

B.	The Board of Directors of the Company adopted resolutions approving this Agreement on the Grant Date. The following provisions apply to Restricted Stock granted by the Company to Participant (as defined below). These provisions shall govern the application of the provisions of the 2004 Plan to the Restricted Stock granted by the Company to Participant, in particular as Section 10(m) of the 2004 Plan allows the Board to modify any awards in order to comply with the requirements of foreign laws and regulations. In the event of a difference between the terms and conditions of this Agreement and those of the 2004 Plan, the terms and conditions of this Agreement shall prevail.

C.	Pursuant to the 2004 Plan, the Company desires to grant to Participant, and Participant desires to accept, an award of Restricted Stock, upon the terms and conditions set forth in this Agreement and the 2004 Plan.

D.	Capitalized terms not defined herein shall have the meaning ascribed to them in the 2004 Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions

•	“French Commercial Code” means the French Code de Commerce.

•	“French Subsidiary” means Alexion Europe SAS.

•	“Grant Date” means the date on which the Board of Directors approved the grant of the Restricted Stock to the Participant, i.e., the date written above as being the Grant Date.

•	“Holding Period” has the meaning defined in Section 3.2.1.

•	“Restricted Stock” should have the meaning given in Section 2.1.

•	“Shares” means newly issued shares of the Company’s common stock granted to Participant pursuant to this Agreement.

•	“Vesting Date” has the meaning defined in Section 3.1.3.

•	“Vesting Period” has the meaning defined in Section 3.1.4.

2.	Grant of Restricted Stock

2.1	The Company hereby grants the Shares to Participant, subject to the terms and conditions of this Agreement. The Shares are awarded to Participant free of charge. The Shares are subject to certain vesting, transfer and forfeiture restrictions pursuant to this Agreement, which shall expire, if at all, in accordance with Section 3 below. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to as “Restricted Stock”.

2.2	No Restricted Stock may be granted to Participant if he holds upon receiving such grant, directly or indirectly (including any right to acquire shares), more than ten per cent (10%) of the share capital of the Company at the Grant Date. Participant hereby represents and warrants that the grant of the Restricted Stock will not cause Participant to hold (including any right to acquire shares) more than ten percent (10%) of the share capital of the Company at the Grant Date.

2.3	The total amount of shares of the Company granted as Restricted Stock shall not at any time exceed in the aggregate and on a cumulative basis ten per cent (10%) of the share capital of the Company.

2.4	No Restricted Stock shall be granted to any French consultant which is not the President, the Directeur General (as defined by Article L 225-197 of the French Commercial Code) or an employee of the French Subsidiary at the time of grant.

3.	Vesting and Disposal of Restricted Stock

3.1	Vesting Period; Forfeiture

3.1.1	The transfer of ownership (vesting), whether it concerns the beneficial ownership or the title of the Restricted Stock, to Participant may not occur before expiry of a minimum two year period starting as from the Grant Date. However, in case of death of Participant, his heirs may ask for the immediate transfer of ownership of the Restricted Stock granted to Participant.

3.1.2	Participant shall be entitled to exercise voting rights with respect to the Restricted Stock as from the Vesting Date. Any cash or stock dividends paid on the Restricted Stock as from the Vesting Date shall be remitted to Participant, subject to applicable withholding. Stock distributed in connection with a stock split or stock dividend with respect to the Restricted Stock shall be subject to the transfer restrictions under section 3.2. below to the same extent as the Restricted Stock.

3.1.3	Subject to section 3.1.1. above, the Restricted Stock shall become vested in the amounts and on the dates specified in Exhibit A (each, a “Vesting Date”), provided that Participant remains in the continuous service of the Company or its affiliates through each applicable Vesting Date. The transfer of ownership shall therefore occur upon each applicable Vesting Date.

3.1.4	The period running as from the Grant Date up to the Vesting Date is hereinafter referred to as the “Vesting Period”.

3.1.5	During the Vesting Period, Participant shall not transfer, sell or dispose of the rights resulting from the grant of Restricted Stock.

3.1.6	Except as otherwise provided in this Agreement, Participant shall immediately forfeit to the Company any and all unvested shares of Restricted Stock, and all rights and interests therein, without compensation, upon the cessation of Participant’s service with the Company or its affiliates. The Participant hereby irrevocably appoints each of the Chief Executive Officer, the Vice President of Finance and the General Counsel of the Company as Participant’s attorney-in-fact (each separately and individually) to assign, transfer and deliver unto the Company the unvested shares of Restricted Stock forfeited hereunder and to execute any and all documents necessary in connection with the foregoing.

3.2	Holding Period

3.2.1	Once the Restricted Stock has become vested, Participant (or his heirs as the case may be) shall not transfer, sell or dispose of the Restricted Stock before expiry of an additional two year period (hereinafter referred to as the “Holding Period”) running as from the Vesting Date.

Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.

3.2.2	Once the Restricted Stock has become vested, the Restricted Stock shall be evidenced by book entries on the Company’s stock transfer records pending the expiration of restrictions thereon or shall be evidenced by certificates, which shall be retained in the physical possession of the Company until the end of the Holding Period.

Any certificates which evidence the shares of Restricted Stock shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN AGREEMENT REGARDING THE ALEXION PHARMACEUTICALS, INC. 2004 PLAN FOR RESTRICTED STOCK BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

4.	Miscellaneous

4.1	Nothing in this Agreement shall be deemed to create any obligation on the part of the Company or its affiliates to continue the service of Participant or interfere with the right of the Company or its affiliates to terminate the service of Participant.

4.2	The recitals to this Agreement constitute an integral part of this Agreement, with the same force and effect as if they had appeared in the main body of this Agreement.

4.3	Participant acknowledges receipt of a copy of the 2004 Plan prior to the date of this Agreement.

4.4	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the 2004 Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

Exhibit A

Vesting Date	Number of Restricted Stock Vested

Subject to Section 3.1 of the Agreement, the Restricted Stock shall become vested in the amounts and on the dates specified above, provided that Participant remains in the continuous service of the Company or its affiliates through each applicable Vesting Date.